As filed with the Securities and Exchange Commission on December 4, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATMOS ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Texas and Virginia	75-1743247
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, Texas 75240 (972) 934-9227 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	Louis P. Gregory 1800 Three Lincoln Centre 5430 LBJ Freeway Dallas, Texas 75240 (972) 934-9227 (Name, address, including zip code, and telephone number, including area code, of agent for service)

The Commission is requested to mail copies of all orders, notices and communications to:

Irwin F. Sentilles, III
Gibson, Dunn & Crutcher LLP
2100 McKinney Avenue, Suite 1100
Dallas, Texas 75201
(214) 698-3100

Approximate date of commencement of proposed sale to public:  From time to time after this registration statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☑

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price	Fee
Debt securities and common stock (no par value per share)(1)	$900,000,000(2)	(3)

(1)	Includes, with respect to each share of common stock, Rights pursuant to the registrant’s Rights Agreement, dated as of November 12, 1997, as amended, between the registrant and the Rights Agent named therein. Until any triggering event under the Rights Agreement occurs, the Rights trade with, and cannot be separated from, the common stock.

(2)	An indeterminate number of securities is being registered as may from time to time be sold at indeterminate prices, up to a maximum aggregate offering price of $900,000,000. Such amount represents the offering price of any common stock, the principal amount of any debt securities issued at their stated principal amount and the offering price of any debt securities issued at an original discount.

(3)	In accordance with Rules 456(b) and 457(r), the registrant is deferring payment of all of the registration fee. However, the registrant previously paid a registration fee of $278,740 with respect to $2,200,000,000 aggregate initial offering price of securities that were previously registered pursuant to the registrant’s prior registration statement on Form S-3 (SEC File No. 333-118706), initially filed on August 31, 2004, and that have not been sold thereunder. In accordance with Rule 457(p), the unused amount of the registration fee paid with respect to the prior registration statement will be applied to pay the first $50,873 of the registration fee that will be payable with respect to the securities registered under this registration statement.

PROSPECTUS

Atmos Energy Corporation

By this prospectus, we offer up to

$900,000,000

of debt securities and common stock.

We will provide specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

Investing in these securities involves risks that are described in the “Risk Factors” section beginning on page 1 of this prospectus.

Our common stock is listed on the New York Stock Exchange under the symbol “ATO.”

Our address is 1800 Three Lincoln Centre, 5430 LBJ Freeway, Dallas, Texas 75240, and our telephone number is (972) 934-9227.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated December 4, 2006

We have not authorized any other person to provide you with any information or to make any representations that is different from, or in addition to, the information and representations contained in this prospectus or in any of the documents that are incorporated by reference in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus, as well as the information contained in any document incorporated by reference, is accurate as of the date of each such document only, unless the information specifically indicates that another date applies.

The distribution of this prospectus may be restricted by law in certain jurisdictions. You should inform yourself about and observe any of these restrictions. This prospectus does not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which the offer or solicitation is not authorized, or in which the person making the offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make the offer or solicitation.

The terms “we,” “our,” “us” and “Atmos” refer to Atmos Energy Corporation and its subsidiaries unless the context suggests otherwise. The term “you” refers to a prospective investor.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Statements contained or incorporated by reference in this prospectus that are not statements of historical fact are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933. Forward-looking statements are based on management’s beliefs as well as assumptions made by, and information currently available to, management. Because such statements are based on expectations as to future results and are not statements of fact, actual results may differ materially from those stated. Important factors that could cause future results to differ include, but are not limited to:

•	regulatory trends and decisions, including deregulation initiatives and the impact of rate proceedings before various state regulatory commissions;

•	adverse weather conditions, such as warmer-than-normal weather in our utility service territories or colder-than-normal weather that could adversely affect our natural gas marketing activities;

•	the concentration of our distribution, pipeline and storage operations in one state;

•	impact of environmental regulations on our business;

•	market risks beyond our control affecting our risk management activities, including market liquidity, commodity price volatility, increasing interest rates and counterparty creditworthiness;

•	our ability to continue to access the capital markets;

•	effects of inflation;

•	effects of changes in the availability and prices of natural gas, including the volatility of natural gas prices;

•	increased competition from other energy suppliers and alternative forms of energy;

•	increased costs of providing pension and post-retirement health care benefits;

•	the capital-intensive nature of our distribution business;

•	the inherent hazards and risks involved in operating a distribution business;

•	effects of natural disasters or terrorist activities; and

•	other factors discussed in this prospectus and our other filings with the SEC.

All of these factors are difficult to predict and many are beyond our control. Accordingly, while we believe these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. When used in our documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. We undertake no obligation to update or revise our forward-looking statements, whether as a result of new information, future events or otherwise.

For factors you should consider, please refer to “Risk Factors” beginning on page 1 of this prospectus and “Item 1A. Risk Factors” and “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual report on Form 10-K for the year ended September 30, 2006 and the other documents incorporated herein by reference, as well as any applicable prospectus supplements.

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RISK FACTORS

You should consider carefully all of the information that is included or incorporated by reference in this prospectus before investing in our debt securities or our common stock. In particular, you should evaluate the uncertainties and risks referred to or described below, which may adversely affect our business, financial condition or results of operations. Additional uncertainties and risks that are not presently known to us or that we currently deem immaterial may also adversely affect our business, financial condition or results of operations. Additional risk factors may be included in a prospectus supplement relating to a particular offering of securities.

We are subject to regulation by each state in which we operate that affect our operations and financial results.

Our natural gas utility business is subject to various regulated returns on its rate base in each of the 12 states in which we operate. We monitor the allowed rates of return and our effectiveness in earning such rates and initiate rate proceedings or operating changes as we believe are needed. In addition, in the normal course of the regulatory environment, assets may be placed in service and historical test periods established before rate cases that could adjust our returns can be filed. Once rate cases are filed, regulatory bodies have the authority to suspend implementation of the new rates while studying the cases. Because of this process, we must suffer the negative financial effects of having placed assets in service without the benefit of rate relief, which is commonly referred to as “regulatory lag”. In addition, rate cases involve a risk of rate reduction, and once rates have been approved, they are still subject to challenge for their reasonableness by appropriate regulatory authorities. Our debt and equity financings are also subject to approval by regulatory bodies in several states which could limit our ability to take advantage of favorable market conditions.

Our business could also be affected by deregulation initiatives, including the development of unbundling initiatives in the natural gas industry. Unbundling is the separation of the provision and pricing of local distribution gas services into discrete components. It typically focuses on the separation of the distribution and gas supply components and the resulting opening of the regulated components of sales services to alternative unregulated suppliers of those services. Although we believe that our enhanced technology and distribution system infrastructures have positively positioned us, we cannot provide assurance that there would be no significant adverse effect on our business should unbundling or further deregulation of the natural gas distribution service business occur.

Our operations are weather sensitive.

Our natural gas utility sales volumes and related revenues are correlated with heating requirements that result from cold winter weather. Although beginning in the 2006-2007 winter heating season, we will have weather-normalized rates for over 90 percent of our residential and commercial meters that should substantially eliminate the adverse effects of warmer-than-normal weather for meters in those service areas, our utility operating results will continue to vary with the temperatures during the winter heating season. In addition, sustained cold weather could adversely affect our natural gas marketing operations as we may be required to purchase gas at spot rates in a rising market to obtain sufficient volumes to fulfill some customer contracts.

The concentration of our distribution, pipeline and storage operations in the State of Texas has increased the exposure of our operations and financial results to adverse weather, economic conditions or regulatory decisions in Texas.

As a result of our acquisition of the distribution, pipeline and storage operations of TXU Gas in October 2004, over 50 percent of our natural gas distribution customers and most of our pipeline and storage assets and operations are now located in the State of Texas. This concentration of our business in Texas means that our operations and financial results are subject to greater impact than before from changes in the Texas economy in general as well as the weather in our service areas of the state during the winter heating season. Our financial results in fiscal 2006 were adversely affected by warm weather in Texas. In addition, the impact of any adverse rate or other regulatory decisions by state or local regulatory authorities in Texas will also be greater. The hearing in the Mid-Tex Division’s first rate case since the TXU Gas acquisition has just concluded. In the proceeding, we are seeking additional revenue and several rate design changes. A rate reduction or other significant, adverse decision by the Texas Railroad Commission in the proceeding could materially affect our financial results.

We are subject to environmental regulation which could adversely affect our operations or financial results.

We are subject to laws, regulations and other legal requirements enacted or adopted by federal, state and local governmental authorities relating to protection of the environment and health and safety matters, including those legal requirements that govern discharges of substances into the air and water, the management and disposal of hazardous substances and waste, the clean-up of contaminated sites, groundwater quality and availability, plant and wildlife protection, as well as work practices related to employee health and safety. Environmental legislation also requires that our facilities, sites and other properties associated with our operations be operated, maintained, abandoned and reclaimed to the satisfaction of applicable regulatory authorities. Failure to comply with these laws, regulations, permits and licenses may expose us to fines, penalties or interruptions in our operations that could be significant to our financial results. In addition, existing environmental regulations may be revised or our operations may become subject to new regulations. Such revised or new regulations could result in increased compliance costs or additional operating restrictions which could adversely affect our business, financial condition and results of operations.

Our operations are exposed to market risks that are beyond our control which could adversely affect our financial results.

Our risk management operations are subject to market risks beyond our control including market liquidity, commodity price volatility and counterparty creditworthiness.

Although we maintain a risk management policy, we may not be able to completely offset the price risk associated with volatile gas prices or the risk in our natural gas marketing and pipeline and storage segments which could lead to volatility in our earnings. Physical trading also introduces price risk on any net open positions at the end of each trading day, as well as volatility resulting from intra-day fluctuations of gas prices and the potential for daily price movements between the time natural gas is purchased or sold for future delivery and the time the related purchase or sale is hedged. Although we manage our business to maintain no open positions, there are times when limited net open positions related to our physical storage may occur on a short-term basis. The determination of our net open position as of any day requires us to make assumptions as to future circumstances, including the use of gas by our customers in relation to our anticipated storage and market positions. Because the price risk associated with any net open position at the end of each day may increase if the assumptions are not realized, we review these assumptions as part of our daily monitoring activities. Net open positions may increase volatility in our financial condition or results of operations if market prices move in a significantly favorable or unfavorable manner because the timing of the recognition of profits or losses on the hedges for financial accounting purposes does not always match up with the timing of the economic profits or losses on the item being hedged. This volatility may occur with a resulting increase or decrease in earnings or losses, even though the expected profit margin is essentially unchanged from the date the transactions were consummated. Further, if the local physical markets in which we trade do not move consistently with the New York Mercantile Exchange (NYMEX) futures market, we could experience increased volatility in the financial results of our natural gas marketing and pipeline and storage segments.

Our natural gas marketing and pipeline and storage segments manage margins and limit risk exposure on the sale of natural gas inventory or the offsetting fixed-price purchase or sale commitments for physical quantities of natural gas through the use of a variety of financial derivatives. However, contractual limitations could adversely affect our ability to withdraw gas from storage which could cause us to purchase gas at spot prices in a rising market to obtain sufficient volumes to fulfill customer contracts. We could also realize financial losses on our efforts to limit risk as a result of volatility in the market prices of the underlying commodities or if a counterparty fails to perform under a contract. In addition, adverse changes in the creditworthiness of our counterparties could limit the level of trading activities with these parties and increase the risk that these parties may not perform under a contract.

We are also subject to interest rate risk on our commercial paper borrowings and floating rate debt. In the past few years, we have been operating in a relatively low interest-rate environment with both short and long-term interest rates being relatively low compared to past interest rates. However, in the past two years, the Federal Reserve has taken actions that have resulted in increases in short-term interest rates. Future increases in interest rates could adversely affect our future financial results.

The execution of our business plan could be affected by an inability to access financial markets.

We rely upon access to both short-term and long-term capital markets to satisfy our liquidity requirements. Adverse changes in the economy or these markets, the overall health of the industries in which we operate and changes to our credit ratings could limit access to these markets, increase our cost of capital or restrict the execution of our business plan.

Our long-term debt is currently rated as “investment grade” by Standard & Poor’s Corporation, Moody’s Investors Services, Inc. and Fitch Ratings, Ltd., the three credit rating agencies that rate our long-term debt securities. There can be no assurance that these rating agencies will maintain investment grade ratings for our long-term debt. If we were to lose our investment-grade rating, the commercial paper markets and the commodity derivatives markets could become unavailable to us. This would increase our borrowing costs for working capital and reduce the borrowing capacity of our gas marketing affiliate. If our commercial paper ratings were lowered, it would also increase the cost of commercial paper financing and could reduce or eliminate our ability to access the commercial paper markets. If we are unable to issue commercial paper, we intend to borrow under our bank credit facilities to meet our working capital needs. This would increase the cost of our working capital financing. In addition, one of our regulatory approvals for the offer and sale of debt securities covered by the registration statement of which this prospectus is a part is conditioned upon our continued investment grade rating from at least one of the credit rating agencies named above.

Inflation and increased gas costs could adversely impact our customer base and customer collections and increase our level of indebtedness.

Inflation has caused increases in some of our operating expenses and has required assets to be replaced at higher costs. We have a process in place to continually review the adequacy of our utility gas rates in relation to the increasing cost of providing service and the inherent regulatory lag in adjusting those gas rates. Historically, we have been able to budget and control operating expenses and investments within the amounts authorized to be collected in rates and intend to continue to do so. However, the ability to control expenses is an important factor that could influence future results.

Rapid increases in the price of purchased gas, which occurred recently and in some prior years, cause us to experience a significant increase in short-term debt because we must pay suppliers for gas when it is purchased, which can be significantly in advance of when these costs may be recovered through the collection of monthly customer bills for gas delivered. Increases in purchased gas costs also slow our utility collection efforts as customers are more likely to delay the payment of their gas bills, leading to higher than normal accounts receivable. This could result in higher short-term debt levels, greater collection efforts and increased bad debt expense.

Our operations are subject to increased competition.

In the residential and commercial customer markets, our regulated utility operations compete with other energy products, such as electricity and propane. Our primary product competition is with electricity for heating, water heating and cooking. Increases in the price of natural gas could negatively impact our competitive position by decreasing the price benefits of natural gas to the consumer. This could adversely impact our business if as a result, our customer growth slows, resulting in reduced ability to make capital expenditures, or if our customers further conserve their use of gas, resulting in reduced gas purchases and customer billings.

In the case of industrial customers, such as manufacturing plants, and agricultural customers, adverse economic conditions, including higher gas costs, could cause these customers to use alternative sources of energy, such as electricity, or bypass our systems in favor of special competitive contracts with lower per-unit costs. Our pipeline and storage operations currently face limited competition from other existing intrastate pipelines and gas marketers seeking to provide or arrange transportation, storage and other services for customers. However, competition may increase if new intrastate pipelines are constructed near our existing facilities.

The cost of providing pension and postretirement health care benefits is subject to changes in pension fund values and changing demographics and may have a material adverse effect on our financial results.

We provide a cash-balance pension plan for the benefit of eligible full-time employees as well as postretirement health care benefits to eligible full-time employees. Our costs of providing such benefits is subject to changes in the market value of our pension fund assets, changing demographics, including longer life expectancy of beneficiaries and an expected increase in the number of eligible former employees over the next five to ten years, and various actuarial calculations and assumptions. The actuarial assumptions used may differ materially from actual results due to changing market and economic conditions, higher or lower withdrawal rates and other factors. These differences may result in a significant impact on the amount of pension expense or other postretirement benefit costs recorded in future periods.

Our growth in the future may be limited by the nature of our business, which requires extensive capital spending.

We must continually build additional capacity in our natural gas distribution system to maintain the growth in the number of our customers. The cost of adding this capacity may be affected by a number of factors, including the general state of the economy and weather. Our cash flows from operations are generally not sufficient to supply funding for all our capital expenditures including the financing of the costs of this new construction along with capital expenditures necessary to maintain our existing natural gas system. As a result, we must fund at least a portion of these costs through borrowing funds from third party lenders, the cost of which is dependent on the interest rates at the time. This in turn may limit our ability to connect new customers to our system due to constraints on the amount of funds we can invest in our infrastructure.

Distributing and storing natural gas involve risks that may result in accidents and additional operating costs.

Our natural gas distribution business involves a number of hazards and operating risks that cannot be completely avoided, such as leaks, accidents and operational problems, which could cause loss of human life, as well as substantial financial losses resulting from property damage, damage to the environment and to our operations. We do have liability and property insurance coverage in place for many of these hazards and risks. However, because our pipeline, storage and distribution facilities are near or are in populated areas, any loss of human life or adverse financial results resulting from such events could be large. If these events were not fully covered by insurance, our financial position and results of operations could be adversely affected.

Natural disasters and terrorist activities and other actions could adversely affect our operations or financial results.

Natural disasters are always a threat to our assets and operations. In addition, the threat of terrorist activities could lead to increased economic instability and volatility in the price of natural gas that could affect our operations. Also, companies in our industry may face a heightened risk of exposure to actual acts of terrorism, which could subject our operations to increased risks. As a result, the availability of insurance covering such risks may be more limited, which could increase the risk that an event could adversely affect future financial results.

ATMOS ENERGY CORPORATION

Atmos Energy Corporation and its subsidiaries are engaged primarily in the natural gas utility business as well as other natural gas nonutility businesses. We are one of the country’s largest natural-gas-only distributors based on number of customers and one of the largest intrastate pipeline operators in Texas based upon miles of pipe. As of September 30, 2006, we distributed natural gas through sales and transportation arrangements to approximately 3.2 million residential, commercial, public authority and industrial customers through our seven regulated utility divisions, which covered service areas in 12 states. Our primary service areas are located in Colorado, Kansas, Kentucky, Louisiana, Mississippi, Tennessee and Texas. We have more limited service areas in Georgia, Illinois, Iowa, Missouri and Virginia. In addition, we transport natural gas for others through our distribution system.

Through our nonutility businesses, we primarily provide natural gas management and marketing services to municipalities, other local gas distribution companies and industrial customers in 22 states and natural gas transportation and storage services to some of our utility divisions and to third parties.

Our operations are divided into four segments:

•	the utility segment, which includes our regulated natural gas distribution and related sales operations,

•	the natural gas marketing segment, which includes a variety of nonregulated natural gas management services,

•	the pipeline and storage segment, which includes our regulated and nonregulated natural gas transmission and storage services, and

•	the other nonutility segment, which includes all of our other nonregulated nonutility operations.

Our overall strategy is to:

•	deliver superior shareholder value,

•	improve the quality and consistency of earnings growth, while operating our natural gas utility and nonutility businesses exceptionally well, and

•	enhance and strengthen a culture built on our core values.

Over the last five years, we have primarily grown through two significant acquisitions, our acquisition in December 2002 of Mississippi Valley Gas Company (MVG) and our acquisition in October 2004 of the natural gas distribution and pipeline operations of TXU Gas Company (TXU Gas).

We have experienced over 20 consecutive years of increasing dividends and earnings growth after giving effect to our acquisitions. We have achieved this record of growth while operating our utility operations efficiently by managing our operating and maintenance expenses and leveraging our technology, such as our 24-hour call centers, to achieve more efficient operations. In addition, we have focused on regulatory rate proceedings to increase revenue as our costs increase and mitigated weather-related risks through weather-normalized rates that now apply to most of our service areas. We have also strengthened our nonutility businesses by increasing gross profit margins, actively pursuing opportunities to increase the amount of storage available to us and expanding commercial opportunities in our pipeline and storage segment.

Our core values include focusing on our employees and customers while conducting our business with honesty and integrity. We continue to strengthen our culture through ongoing communications with our employees and enhanced employee training.

SECURITIES WE MAY OFFER

Types of Securities

The types of securities that we may offer and sell from time to time by this prospectus are:

•	debt securities, which we may issue in one or more series; and

•	common stock.

The aggregate initial offering price of all securities sold will not exceed $900,000,000. We will determine when we sell securities, the amounts of securities we will sell and the prices and other terms on which we will sell them. We may sell securities to or through underwriters, through agents or dealers or directly to purchasers. The offer and sale of securities by this prospectus is subject to receipt of satisfactory regulatory approvals in five states, all of which have been received.

Prospectus Supplements

This prospectus provides you with a general description of the debt securities and common stock we may offer. Each time we offer securities, we will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also add to or change information contained in this prospectus. In that case, the prospectus supplement should be read as superseding this prospectus.

In each prospectus supplement, which will be attached to the front of this prospectus, we will include, among other things, the following information:

•	the type and amount of securities which we propose to sell;

•	the initial public offering price of the securities;

•	the names of the underwriters, agents or dealers, if any, through or to which we will sell the securities;

•	the compensation, if any, of those underwriters, agents or dealers;

•	if applicable, information about the securities exchanges or automated quotation systems on which the securities will be listed or traded;

•	material United States federal income tax considerations applicable to the securities, where necessary; and

•	any other material information about the offering and sale of the securities.

For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part. You should also read both this prospectus and any prospectus supplement, together with additional information described under the heading “Where You Can Find More Information.”

USE OF PROCEEDS

Except as may otherwise be stated in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities that we may offer and sell from time to time by this prospectus for general corporate purposes, including for working capital, repaying indebtedness and funding capital projects, acquisitions and other growth.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated:

	Year Ended September 30,
	2006	2005	2004	2003	2002

Ratio	2.50	2.54	2.95	2.85	2.46

For purposes of computing the ratio of earnings to fixed charges, earnings consists of the sum of our income from continuing operations, before income taxes and cumulative effect of accounting changes, and fixed charges. Fixed charges consist of interest expense, amortization of debt discount, premium and expense, capitalized interest and a portion of lease payments considered to represent an interest factor.

DESCRIPTION OF DEBT SECURITIES

We may issue debt securities from time to time in one or more distinct series. This section summarizes the material terms of any debt securities that we anticipate will be common to all series. Please note that the terms of any series of debt securities that we may offer may differ significantly from the common terms described in this prospectus. Most of the specific terms of any series of debt securities that we offer, and any differences from the common terms described in this prospectus, will be described in the prospectus supplement for such securities to be attached to the front of this prospectus.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, a document called an “indenture” will govern any debt securities that we issue. An indenture is a contract between us and a financial institution acting as trustee on your behalf. We will enter into an indenture with an institution having corporate trust powers, which will act as trustee, relating to any debt securities that are offered by this prospectus. The indenture will be subject to the Trust Indenture Act of 1939. The trustee under an indenture has the following two main roles:

•	the trustee can enforce your rights against us if we default; there are some limitations on the extent to which the trustee acts on your behalf, which are described later in this prospectus; and

•	the trustee will perform certain administrative duties for us, which include sending you interest payments and notices.

As this section is a summary of some of the terms of the debt securities we may offer under this prospectus, it does not describe every aspect of the debt securities. We urge you to read the indenture and the other documents we file with the SEC relating to the debt securities because the indenture for those securities and those other documents, and not this description, will define your rights as a holder of our debt securities. We have filed the indenture as an exhibit to the registration statement that we have filed with the SEC, and we will file any such other documents as exhibits to an annual, quarterly or other report that we file with the SEC. See “Where You Can Find More Information,” for information on how to obtain copies of the indenture and any such other documents. References to the “indenture” mean the indenture that will define your rights as a holder of debt securities, a form of which we have filed as an exhibit to the registration statement of which this prospectus forms a part. The actual indenture we enter into in connection with an offering of debt securities may differ significantly from the form of indenture we have filed.

General

The debt securities will be our unsecured obligations. Senior debt securities will rank equally with all of our other unsecured and unsubordinated Indebtedness. Subordinated debt securities will rank junior to our senior indebtedness, including our credit facilities.

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement. Our board of directors will establish the following terms before issuance of the series:

•	the title of the debt securities and whether the debt securities will be senior debt securities or subordinated debt securities;

•	the ranking of the debt securities;

•	if the debt securities are subordinated, the terms of subordination;

•	the aggregate principal amount of the debt securities, the percentage of their principal amount at which the debt securities will be issued, and the date or dates when the principal of the debt securities will be payable or how those dates will be determined or extended;

•	the interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, how the rate or rates will be determined, and the periods when the rate or rates will be in effect;

•	the date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, whether and the terms under which payment of interest may be deferred, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	the place or places, if any, other than or in addition to New York City, of payment, transfer or exchange of the debt securities, and where notices or demands to or upon us in respect of the debt securities may be served;

•	any optional redemption provisions and any restrictions on the sources of funds for redemption payments, which may benefit the holders of other securities;

•	any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	whether the amount of payments of principal of, any premium on, or interest on the debt securities will be determined with reference to an index, formula or other method, which could be based on one or more commodities, equity indices or other indices, and how these amounts will be determined;

•	any covenants with respect to the debt securities and any changes or additions to the events of default described in this prospectus;

•	if not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or how that portion will be determined;

•	any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the applicable indenture that will be applicable to the debt securities;

•	any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	if other than the trustee, the name of the paying agent, security registrar or transfer agent for the debt securities;

•	if we do not issue the debt securities in book-entry form only to be held by The Depository Trust Company, as depository, whether we will issue the debt securities in certificated form or the identity of any alternative depository;

•	the person to whom any interest in a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	the denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples;

•	any provisions requiring us to pay additional amounts on the debt securities to any holder who is not a United States person in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts; and

•	any other material terms of the debt securities or the indenture, which may not be consistent with the terms set forth in this prospectus.

For purposes of this prospectus, any reference to the payment of principal of, any premium on, or interest on the debt securities will include additional amounts if required by the terms of the debt securities.

The indenture will not limit the amount of debt securities that we are authorized to issue from time to time. The indenture will also provide that there may be more than one trustee thereunder, each for one or more series of debt securities. If a trustee is acting under the indenture with respect to more than one series of debt securities, the debt securities for which it is acting would be treated as if issued under separate indentures. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities of the separate series for which it is trustee.

We may issue debt securities with terms different from those of debt securities already issued. Without the consent of the holders of the outstanding debt securities, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series unless the reopening was restricted when we created that series.

There is no requirement that we issue debt securities in the future under the indenture, and we may use other indentures or documentation, containing different provisions in connection with future issues of other debt securities.

We may issue the debt securities as “original issue discount securities,” which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

Holders of Debt Securities

Book-Entry Holders.  We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. This means the debt securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depository on behalf of other financial institutions that participate in the depository’s book-entry system. These participating institutions, in turn, hold beneficial interests in the debt securities on behalf of themselves or their customers.

Under the indenture, we will recognize as a holder only the person in whose name a debt security is registered. Consequently, for debt securities issued in global form, we will recognize only the depository as the holder of the debt securities and we will make all payments on the debt securities to the depository. The depository passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners.

The depository and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the debt securities.

As a result, you will not own the debt securities directly. Instead, you will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depository’s book-entry system or holds an interest through a participant. As long as the debt securities are issued in global form, you will be an indirect holder, and not a holder, of the debt securities.

Street Name Holders.  In the future we may terminate a global security or issue debt securities initially in non-global form. In these cases, you may choose to hold your debt securities in your own name or in “street name.” Debt securities held in street name would be registered in the name of a bank, broker or other financial institution that you choose, and you would hold only a beneficial interest in those debt securities through an account you maintain at that institution.

For debt securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the debt securities are registered as the holders of those debt securities, and we will make all payments on those debt securities to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name you will be an indirect holder, and not a holder, of those debt securities.

Legal Holders.  Our obligations, as well as the obligations of the trustee and those of any third parties employed by us or the trustee, run only to the legal holders of the debt securities. We do not have obligations to you if you hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether you choose to be an indirect holder of a debt security or have no choice because we are issuing the debt securities only in global form.

For example, once we make a payment or give a notice to the holder, we have no further responsibility for the payment or notice even if that holder is required, under agreements with depository participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend the indenture or to relieve us of the consequences of a default or of our obligation to comply with a particular provision of the indenture) we would seek the approval only from the holders, and not the indirect holders, of the debt securities. Whether and how the holders contact the indirect holders is up to the holders.

When we refer to you, we mean those who invest in the debt securities being offered by this prospectus, whether they are the holders or only indirect holders of those debt securities. When we refer to your debt securities, we mean the debt securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders.  If you hold debt securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a holder, if that is permitted in the future;

•	how it would exercise rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the debt securities are in book-entry form, how the depository’s rules and procedures will affect these matters.

Global Securities

What is a Global Security?  We will issue each debt security under the indenture in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. A global security represents one or any other number of individual debt securities. Generally, all debt securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple debt securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each debt security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution or its nominee that we select. The financial institution that we select for this purpose is called the depository. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depository for all debt securities issued in book-entry form.

A global security may not be transferred to or registered in the name of anyone other than the depository or its nominee, unless special termination situations arise. We describe those situations below under “Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depository, or its nominee, will be the sole registered owner and holder of all debt securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depository or with another institution that does. Thus, if your security is represented by a global security, you will not be a holder of the debt security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities.  We do not recognize an indirect holder as a holder of debt securities and instead deal only with the depository that holds the global security. The account rules of your financial institution and of the depository, as well as general laws relating to securities transfers, will govern your rights relating to a global security.

If we issue debt securities only in the form of a global security, you should be aware of the following:

•	you cannot cause the debt securities to be registered in your name, and cannot obtain non-global certificates for your interest in the debt securities, except in the special situations that we describe below;

•	you will be an indirect holder and must look to your own bank or broker for payments on the debt securities and protection of your legal rights relating to the debt securities, as we describe under “Holders of Debt Securities” above;

•	you may not be able to sell interests in the debt securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form;

•	you may not be able to pledge your interest in a global security in circumstances where certificates representing the debt securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective;

•	the depository’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to your interest in a global security. We and the trustee have no responsibility for any aspect of the depository’s actions or for its records of ownership interests in a global security. We and the trustee also do not supervise the depository in any way;

•	DTC requires, and other depositories may require, that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well; and

•	financial institutions that participate in the depository’s book-entry system, and through which you hold your interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the debt security. Your chain of ownership may contain more than one financial intermediary. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated.  In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the debt securities it represented. After that exchange, you will be able to choose whether to hold the debt securities directly or in street name. You must consult your own bank or broker to find out how to have your interests in a global security transferred on termination to your own name, so that you will be a holder. We have described the rights of holders and street name investors above under “Holders of Debt Securities.”

The special situations for termination of a global security are as follows:

•	if the depository notifies us that it is unwilling, unable or no longer qualified to continue as depository for that global security and we do not appoint another institution to act as depository within 60 days;

•	if we notify the trustee that we wish to terminate that global security; or

•	if an event of default has occurred with regard to debt securities represented by that global security and has not been cured or waived; we discuss defaults later under “Events of Default.”

If a global security is terminated, only the depository, and not we or the trustee, is responsible for deciding the names of the intermediary banks, brokers and other financial institutions in whose names the debt securities represented by the global security are registered, and, therefore, who will be the holders of those debt securities.

Covenants

Please refer to the prospectus supplement for information about the covenants that will be applicable to the debt securities offered thereby.

Modification or Waiver

There are two types of changes that we can make to the indenture and the debt securities.

Changes Requiring Approval.  With the approval of the holders of at least a majority in principal amount of all outstanding debt securities of each series affected (including any such approvals obtained in connection with a tender or exchange offer for outstanding debt securities), we may make any changes, additions or deletions to any provisions of the indenture applicable to the affected series, or modify the rights of the holders of the debt securities of the affected series. However, without the consent of each holder affected, we cannot:

•	change the stated maturity of the principal of, any premium on, or the interest on a debt security;

•	change any of our obligations to pay additional amounts;

•	reduce the amount payable upon acceleration of maturity following the default of a debt security whose principal amount payable at stated maturity may be more or less than its principal face amount at original issuance or an original issue discount security;

•	adversely affect any right of repayment at the holder’s option;

•	change the place of payment of a debt security;

•	impair the holder’s right to sue for payment;

•	adversely affect any right to convert or exchange a debt security;

•	reduce the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reduce the percentage of holders of debt securities whose consent is needed to waive compliance with any provisions of the indenture or to waive any defaults; or

•	modify any of the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any percentage of consents required to amend the indenture or for any waiver or to add to the provisions that cannot be modified without the approval of each affected holder.

Changes Not Requiring Approval.  The second type of change does not require any vote by the holders of the debt securities. This type is limited to clarifications and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect. Nor do we need any approval to make any change that affects only debt securities to be issued under the indenture after the changes take effect.

Further Details Concerning Voting.  When taking a vote, we will use the following rules to decide how much principal amount to attribute to a debt security:

•	for original issue discount securities, we will use the principal amount that would be due and payable on the voting date if the maturity of the debt securities were accelerated to that date because of a default; and

•	for debt securities whose principal amount is not known (for example, because it is based on an index) we will use a special rule for that debt security described in the prospectus supplement.

Debt securities will not be considered outstanding, and therefore not eligible to vote, if we have deposited or set aside in trust money for their payment or redemption. Debt securities will also not be eligible to vote if they have been fully defeased as described later under “Defeasance and Covenant Defeasance.”

Book-entry and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indenture or the debt securities or request a waiver.

Events of Default

Holders of debt securities will have special rights if an Event of Default occurs as to the debt securities of their series that is not cured, as described later in this subsection. Please refer to the prospectus supplement for information about any changes to the Events of Default, including any addition of a provision providing event risk or similar protection.

What is an Event of Default?  The term “Event of Default” as to the debt securities of a series means any of the following:

•	we do not pay interest on a debt security of the series within 30 days of its due date;

•	we do not pay the principal of or any premium, if any, on a debt security of the series on its due date;

•	we do not deposit any sinking fund payment when and as due by the terms of any debt securities requiring such payment;

•	we remain in breach of a covenant or agreement in the indenture, other than a covenant or agreement for the benefit of less than all of the holders of the debt securities, for 60 days after we receive written notice stating that we are in breach from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series;

•	we or a restricted subsidiary of ours is in default under any matured or accelerated agreement or instrument under which we have outstanding Indebtedness for borrowed money or guarantees, which individually is in excess of $25,000,000, and we have not cured any acceleration within 30 days after we receive notice of this default from the trustee or the holders of at least 25 percent of the principal amount of the debt securities of the series, unless prior to the entry of judgment for the trustee, we or the restricted subsidiary remedy the default or the default is waived by the holders of the indebtedness;

•	we file for bankruptcy or other events of bankruptcy, insolvency or reorganization occur; or

•	any other Event of Default provided for the benefit of debt securities of the series.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities issued under the indenture.

The trustee may withhold notice to the holders of debt securities of a particular series of any default if it considers its withholding of notice to be in the interest of the holders of that series, except that the trustee may not withhold notice of a default in the payment of the principal of, any premium on, or the interest on the debt securities.

Remedies if an Event of Default Occurs.  If an event of default has occurred and is continuing, the trustee or the holders of at least 25 percent in principal amount of the debt securities of the affected series may declare the entire principal amount of all the debt securities of that series to be due and immediately payable by notifying us, and the trustee, if the holders give notice, in writing. This is called a declaration of acceleration of maturity.

If the maturity of any series of debt securities is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the debt securities of that series may cancel the acceleration if all events of default other than the non-payment of principal or interest on the debt securities of that series that have become due solely by a declaration of acceleration are cured or waived, and we deposit with the trustee a sufficient sum of money to pay:

•	all overdue interest on outstanding debt securities of that series;

•	all unpaid principal of any outstanding debt securities of that series that has become due otherwise than by a declaration of acceleration, and interest on the unpaid principal;

•	all interest on the overdue interest; and

•	all amounts paid or advanced by the trustee for that series and reasonable compensation of the trustee.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions if the directions conflict with any law or the indenture or expose the trustee to personal liability. No delay or omission in exercising any right or remedy will be treated as a waiver of that right, remedy or Event of Default.

Before a holder is allowed to bypass the trustee and bring his or her own lawsuit or other formal legal action or take other steps to enforce his or her rights or protect his or her interest relating to the debt securities, the following must occur:

•	the holder must give the trustee written notice that an Event of Default has occurred and remains uncured;

•	the holders of at least 25 percent in principal amount of all outstanding debt securities of the relevant series must make a written request that the trustee take action because of the default and must offer reasonable indemnity to the trustee against the cost and other liabilities of taking that action;

•	the trustee must not have instituted a proceeding for 60 days after receipt of the above notice and offer of indemnity; and

•	the holders of a majority in principal amount of the debt securities must not have given the trustee a direction inconsistent with the above notice during the 60-day period.

However, a holder is entitled at any time to bring a lawsuit for the payment of money due on his or her debt securities on or after the due date without complying with the foregoing.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than the following:

•	the payment of principal, any premium, interest or additional amounts on any debt security; or

•	in respect of a covenant that under the indenture cannot be modified or amended without the consent of each holder affected.

Each year, we will furnish the trustee with a written statement of two of our officers certifying that, to their knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

Book-entry and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration.

Defeasance and Covenant Defeasance

Unless we provide otherwise in the applicable prospectus supplement, the provisions for full defeasance and covenant defeasance described below apply to each series of debt securities. In general, we expect these provisions to apply to each debt security that is not a floating rate or indexed debt security.

Full Defeasance.  If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on the debt securities, called “full defeasance,” if we put in place the following arrangements for you to be repaid:

•	we must deposit in trust for the benefit of all holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	we must deliver to the trustee a legal opinion confirming that there has been a change in current federal tax law or an IRS ruling that lets us make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity. Under current federal tax law, the deposit and our legal release from the debt securities would be treated as though we paid you your share of the cash and notes or bonds at the time the cash and notes or bonds are deposited in trust in exchange for your debt securities, and you would recognize gain or loss on the debt securities at the time of the deposit.

If we ever did accomplish defeasance, as described above, you would have to rely solely on the trust deposit for repayment of the debt securities. You could not look to us for repayment in the event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. If we accomplish a defeasance, we would retain only the obligations to register the transfer or exchange of the debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust.

Covenant Defeasance.  Under current federal tax law, we can make the same type of deposit described above and be released from any restrictive covenants in the indenture specified in a prospectus supplement. This is called “covenant defeasance.” In that event, you would lose the protection of any such covenants but would gain the protection of having money and obligations issued or guaranteed by the U.S. government set aside in trust to repay the debt securities. In order to achieve covenant defeasance, we must do the following:

•	deposit in trust for your benefit and the benefit of all other direct holders of the debt securities a combination of money and obligations issued or guaranteed by the U.S. government that will generate enough cash to make interest, principal and any other payments on the debt securities on their various due dates; and

•	deliver to the trustee a legal opinion of our counsel confirming that, under current federal income tax law, we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves at maturity.

If we accomplish covenant defeasance, you can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit or the trustee is prevented from making payment. In fact, if one of the remaining Events of Default occurred, such as our bankruptcy, and the debt securities became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Debt Securities Issued in Non-Global Form

If any debt securities cease to be issued in global form, they will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	unless we indicate otherwise in the prospectus supplement, in denominations of $1,000 and amounts that are integral multiples of $1,000.

Holders may exchange their debt securities that are not in global form for debt securities of smaller denominations or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed.

Holders may exchange or transfer their debt securities at the office of the trustee. We may appoint the trustee to act as our agent for registering debt securities in the names of holders transferring debt securities, or we may appoint another entity to perform these functions or perform them ourselves.

Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange will be made only if our transfer agent is satisfied with the holder’s proof of legal ownership.

If we have designated additional transfer agents for a holder’s debt security, they will be named in any prospectus supplement. We may appoint additional transfer agents or cancel the appointment of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If any debt securities are redeemable and we redeem less than all those debt securities, we may stop the transfer or exchange of those debt securities during the period beginning 15 days before the day we mail the notice of redemption and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of any debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security that will be partially redeemed.

If a debt security is issued as a global security, only the depository will be entitled to transfer and exchange the debt security as described in this section, since it will be the sole holder of the debt security.

Payment Mechanics

Who Receives Payment?  If interest is due on a debt security on an interest payment date, we will pay the interest to the person or entity in whose name the debt security is registered at the close of business on the regular record date, discussed below, relating to the interest payment date. If interest is due at maturity but on a day that is not an interest payment date, we will pay the interest to the person or entity entitled to receive the principal of the debt security. If principal or another amount besides interest is due on a debt security at maturity, we will pay the amount to the holder of the debt security against surrender of the debt security at a proper place of payment, or, in the case of a global security, in accordance with the applicable policies of the depository.

Payments on Global Securities.  We will make payments on a global security in accordance with the applicable policies of the depository as in effect from time to time. Under those policies, we will pay directly to the depository, or its nominee, and not to any indirect holders who own beneficial interests in the global security. An indirect holder’s right to those payments will be governed by the rules and practices of the depository and its participants, as described under “What Is a Global Security?”.

Payments on Non-Global Securities.  For a debt security in non-global form, we will pay interest that is due on an interest payment date by check mailed on the interest payment date to the holder at his or her address shown on the trustee’s records as of the close of business on the regular record date. We will make all other payments by check, at the paying agent described below, against surrender of the debt security. We will make all payments by check in next-day funds; for example, funds that become available on the day after the check is cashed.

Alternatively, if a non-global security has a face amount of at least $1,000,000 and the holder asks us to do so, we will pay any amount that becomes due on the debt security by wire transfer of immediately available funds to an account at a bank in New York City on the due date. To request wire payment, the holder must give the paying agent appropriate transfer instructions at least five business days before the requested wire payment is due. In the case of any interest payment due on an interest payment date, the instructions must be given by the person who is the holder on the relevant regular record date. In the case of any other payment, we will make payment only after the debt security is surrendered to the paying agent. Any wire instructions, once properly given, will remain in effect unless and until new instructions are given in the manner described above.

Regular Record Dates.  We will pay interest to the holders listed in the trustee’s records as the owners of the debt securities at the close of business on a particular day in advance of each interest payment date. We will pay interest to these holders if they are listed as the owner even if they no longer own the debt security on the interest payment date. That particular day, usually about two weeks in advance of the interest payment date, is called the “regular record date” and will be identified in the prospectus supplement.

Payment When Offices Are Closed.  If any payment is due on a debt security on a day that is not a business day, we will make the payment on the next business day. Payments postponed to the next business day in this situation will be treated under the indenture as if they were made on the original due date. A postponement of this kind will not result in a default under any debt security or the indenture, and no interest will accrue on the postponed amount from the original due date to the next business day.

Paying Agents.  We may appoint one or more financial institutions to act as our paying agents, at whose designated offices debt securities in non-global form may be surrendered for payment at their maturity. We call each of those offices a paying agent. We may add, replace or terminate paying agents from time to time. We may also choose to act as our own paying agent. Initially, we have appointed the trustee, at its corporate trust office in New York City, as the paying agent. We must notify you of changes in the paying agents.

Book-entry and other indirect holders should consult their banks or brokers for information on how they will receive payments on their debt securities.

The Trustee Under the Indenture

We will identify the trustee under the indenture for our debt securities in the prospectus supplement for such securities.

The trustee may resign or be removed with respect to one or more series of debt securities and a successor trustee may be appointed to act with respect to these series.

DESCRIPTION OF COMMON STOCK

Our authorized capital stock consists of 200,000,000 shares of common stock, of which 82,077,463 shares were outstanding on November 30, 2006. Each of our shares of common stock is entitled to one vote on all matters voted upon by shareholders. Our shareholders do not have cumulative voting rights. Our issued and outstanding shares of common stock are fully paid and nonassessable. There are no redemption or sinking fund provisions applicable to the shares of our common stock, and such shares are not entitled to any preemptive rights. Since we are incorporated in both Texas and Virginia, we must comply with the laws of both states when issuing shares of our common stock.

Holders of our shares of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors from our assets legally available for the payment of dividends and, upon our liquidation, a pro rata share of all of our assets available for distribution to our shareholders.

Under the provisions of some of our debt agreements, we have agreed to restrictions on the payment of cash dividends. Under these restrictions, our cumulative cash dividends paid after December 31, 1985 may not exceed the sum of our accumulated consolidated net income for periods after December 31, 1985 plus approximately $9.0 million. As of September 30, 2006, approximately $203.3 million was available for the declaration of dividends under these restrictions.

American Stock Transfer & Trust Company is the registrar and transfer agent for our common stock.

Charter and Bylaw Provisions

Some provisions of our articles of incorporation and bylaws may be deemed to have an “anti-takeover” effect. The following description of these provisions is only a summary, and we refer you to our restated articles of incorporation and bylaws for more information since their terms affect your rights as a shareholder.

Classification of the Board.  Our board of directors is divided into three classes, each of which consists, as nearly as may be possible, of one-third of the total number of directors constituting the entire board. There are currently 13 directors serving on the board. Each class of directors serves a three-year term. At each annual meeting of our shareholders, successors to the class of directors whose term expires at the annual meeting are elected for three-year terms. Our restated articles of incorporation prohibit cumulative voting. In general, in the absence of cumulative voting, one or more persons who hold a majority of our outstanding shares can elect all of the directors who are subject to election at any meeting of shareholders.

The classification of directors could have the effect of making it more difficult for shareholders, including those holding a majority of the outstanding shares, to force an immediate change in the composition of our board. Two shareholder meetings, instead of one, generally will be required to effect a change in the control of our board. Our board believes that the longer time required to elect a majority of a classified board will help to ensure the continuity and stability of our management and policies since a majority of the directors at any given time will have had prior experience as our directors.

Removal of Directors.  Our restated articles of incorporation and bylaws also provide that our directors may be removed only for cause and upon the affirmative vote of the holders of at least 75 percent of the shares then entitled to vote at an election of directors.

Fair Price Provisions.  Article VII of our articles of incorporation provides certain “Fair Price Provisions” for our shareholders. Under Article VII, a merger, consolidation, sale of assets, share exchange, recapitalization or other similar transaction, between us or a company controlled by or under common control with us and any individual, corporation or other entity which owns or controls 10 percent or more of our voting capital stock, would be required to satisfy the condition that the aggregate consideration per share to be received in the transaction for each class of our voting capital stock be at least equal to the highest per share price, or equivalent price for any different classes or series of stock, paid by the 10 percent shareholder in acquiring any of its holdings of our stock. If a proposed transaction with a 10 percent shareholder does not meet this condition, then the transaction must be approved by the holders of at least 75 percent of the outstanding shares of voting capital stock held by our shareholders other than the 10 percent shareholder unless a majority of the directors who were members of our board immediately prior to the time the 10 percent shareholder involved in the proposed transaction became a 10 percent shareholder have either:

•	expressly approved in advance the acquisition of the outstanding shares of our voting capital stock that caused the 10 percent shareholder to become a 10 percent shareholder, or

•	approved the transaction either in advance of or subsequent to the 10 percent shareholder becoming a 10 percent shareholder.

The provisions of Article VII may not be amended, altered, changed, or repealed except by the affirmative vote of at least 75 percent of the votes entitled to be cast thereon at a meeting of our shareholders duly called for consideration of such amendment, alteration, change, or repeal. In addition, if there is a 10 percent shareholder, such action must also be approved by the affirmative vote of at least 75 percent of the outstanding shares of our voting capital stock held by the shareholders other than the 10 percent shareholder.

Shareholder Proposals and Director Nominations.  Our shareholders can submit shareholder proposals and nominate candidates for the board of directors if the shareholders follow the advance notice procedures described in our bylaws.

Shareholder proposals must be submitted to our corporate secretary at least 60 days, but not more than 85 days, before the annual meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, notice by the shareholder to be timely must be received by our Secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include a description of the proposal, the shareholder’s name and address and the number of shares held, and all other information which would be required to be included in a proxy statement filed with the SEC if the shareholder were a participant in a solicitation subject to the SEC proxy rules. To be included in our proxy statement for an annual meeting, we must receive the proposal at least 120 days prior to the anniversary of the date we mailed the proxy statement for the prior year’s annual meeting.

To nominate directors, shareholders must submit a written notice to our corporate secretary at least 60 days, but not more than 85 days, before a scheduled meeting; provided, however, that if less than 75 days’ notice or prior public disclosure of the date of the annual meeting is given or made to shareholders, such nomination shall have been received by our Secretary not later than the close of business on the 25th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made. The notice must include the name and address of the shareholder and of the shareholder’s nominee, the number of shares held by the shareholder, a representation that the shareholder is a holder of record of common stock entitled to vote at the meeting, and that the shareholder intends to appear in person or by proxy to nominate the persons specified in the notice, a description of any arrangements between the shareholder and the shareholder’s nominee, information about the shareholder’s nominee required by the SEC, and the written consent of the shareholder’s nominee to serve as a director.

Shareholder proposals and director nominations that are late or that do not include all required information may be rejected. This could prevent shareholders from bringing certain matters before an annual or special meeting or making nominations for directors.

Shareholder Rights Plan

On November 12, 1997, our board of directors declared a dividend distribution of one right for each outstanding share of our common stock to shareholders of record at the close of business on May 10, 1998. Each right entitles the registered holder to purchase from us one-tenth share of our common stock at a purchase price of $8.00 per share, subject to adjustment. The description and terms of the rights are set forth in a rights agreement between us and the rights agent.

Subject to exceptions specified in the rights agreement, the rights will separate from our common stock and a distribution date will occur upon the earlier of:

•	ten business days following a public announcement that a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our common stock, other than as a result of repurchases of stock by us or specified inadvertent actions by institutional or other shareholders;

•	ten business days, or such later date as our board of directors shall determine, following the commencement of a tender offer or exchange offer that would result in a person or group having acquired, or obtained the right to acquire, beneficial ownership of 15 percent or more of the outstanding shares of our common stock; or

•	ten business days after our board of directors shall declare any person to be an adverse person within the meaning of the rights plan.

The rights expire at 5:00 P.M., Eastern time, on May 10, 2008, unless extended prior thereto by our board or earlier if redeemed by us.

The rights will not have any voting rights. The exercise price payable and the number of shares of our common stock or other securities or property issuable upon exercise of the rights are subject to adjustment from time to time to prevent dilution. We issue rights when we issue our common stock until the rights have separated from the common stock. After the rights have separated from the common stock, we may issue additional rights if the board of directors deems such issuance to be necessary or appropriate.

The rights have “anti-takeover” effects and may cause substantial dilution to a person or entity that attempts to acquire us on terms not approved by our board of directors except pursuant to an offer conditioned upon a substantial number of rights being acquired. The rights should not interfere with any merger or other business combination approved by our board of directors because, prior to the time that the rights become exercisable or transferable, we can redeem the rights at $.01 per right.

Other

As part of the consideration for our MVG acquisition in December 2002, we issued shares of common stock to the owners of that company for a portion of the purchase price. In connection with the acquisition, these parties agreed, for up to five years from the closing of the acquisition, and with some exceptions, not to sell or transfer shares representing more than 1 percent of our total outstanding voting securities to any person or group or any shares to a person or group who would hold more than 9.9 percent of our total outstanding voting securities after the sale or transfer. This restriction, and other agreed restrictions on the ability of these shareholders to acquire additional shares, participate in proxy solicitations or act to seek control, may be deemed to have an “anti-takeover” effect.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus and a prospectus supplement as follows:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to purchasers; or

•	through a combination of any such methods of sale.

We, directly or through agents or dealers, may sell, and the underwriters may resell, the securities in one or more transactions, including:

•	transactions on the New York Stock Exchange or any other organized market where the securities may be traded;

•	in the over-the-counter market;

•	in negotiated transactions; or

•	through a combination of any such methods of sale.

The securities may be sold at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

Agents designated by us from time to time may solicit offers to purchase the securities. We will name any such agent involved in the offer or sale of the securities and set forth any commissions payable by us to such agent in a prospectus supplement relating to any such offer and sale of securities. Unless otherwise indicated in the prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter of the securities, as that term is defined in the Securities Act.

If underwriters are used in the sale of securities, securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, we will execute an underwriting agreement with such underwriter or underwriters at the time an agreement for such sale is reached. We will set forth in the prospectus supplement the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers. Such compensation may be in the form of discounts, concessions or commissions. Underwriters and others participating in any offering of securities may engage in transactions that stabilize, maintain or otherwise affect the price of such securities. We will describe any such activities in the prospectus supplement.

We may elect to list any class or series of securities on any exchange, but we are not currently obligated to do so. It is possible that one or more underwriters, if any, may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities we may offer.

If a dealer is used in the sale of the securities, we or an underwriter will sell such securities to the dealer, as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. The prospectus supplement will set forth the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities, and we may sell directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. The prospectus supplement will describe the terms of any such sales, including the terms of any bidding, auction or other process, if used.

Agents, underwriters and dealers may be entitled under agreements which may be entered into with us to indemnification by us against specified liabilities, including liabilities under the Securities Act, or to contribution by us to payments they may be required to make in respect of such liabilities. The prospectus supplement will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates, may engage in transactions with or perform services for us and our subsidiaries in the ordinary course of their business.

LEGAL MATTERS

Gibson, Dunn & Crutcher LLP, Dallas, Texas, and Hunton & Williams LLP, Richmond, Virginia, have each rendered an opinion with respect to the validity of the securities that may be offered under this prospectus. We filed these opinions as exhibits to the registration statement of which this prospectus is a part. If counsel for any underwriters passes on legal matters in connection with an offering made under this prospectus, we will name that counsel in the prospectus supplement relating to that offering.

EXPERTS

The consolidated financial statements of Atmos Energy Corporation appearing in Atmos Energy Corporation’s Annual Report (Form 10-K) for the year ended September 30, 2006 and Atmos Energy Corporation management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 included therein have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management’s assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission under the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at (800) SEC-0330.

The SEC also maintains an internet Web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the SEC. The address of that site is www.sec.gov.

You can also inspect reports, proxy statements and other information about us at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We have filed with the SEC a registration statement on Form S-3 that registers the securities we are offering. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities offered. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information in this prospectus that we have filed with it. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by information that is included directly in this prospectus or any prospectus supplement relating to an offering of our securities.

We incorporate by reference into this prospectus the documents listed below and any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of our offering of securities. These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this prospectus), as well as proxy statements. You should review these filings as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

This prospectus incorporates by reference the documents listed below that we have filed with the SEC but have not been included or delivered with this document:

•	Our annual report on Form 10-K for the year ended September 30, 2006; and

•	Our current reports on Form 8-K filed with the SEC on October 20, 2006, November 13, 2006 and December 4, 2006.

These documents contain important information about us and our financial condition.

You may obtain a copy of any of these filings, or any of our future filings, from us without charge by requesting it in writing or by telephone at the following address or telephone number:

Atmos Energy Corporation
1800 Three Lincoln Centre
5430 LBJ Freeway
Dallas, Texas 75240
Attention: Susan Kappes Giles
(972) 934-9227

Our internet Web site address is www.atmosenergy.com. Information on or connected to our internet Web site is not part of this prospectus.

$900,000,000

ATMOS ENERGY CORPORATION

Debt Securities
and
Common Stock

PROSPECTUS

December 4, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.*

Securities and Exchange Commission registration fee	**

Blue Sky fees, including counsel fees	$3,500
Printing expenses	60,000
Trustee’s fees and expenses	6,500
Rating agency fees	825,000
State filing fees	23,000
Accounting fees and expenses	75,000
Legal fees and expenses	75,000
Miscellaneous expenses	25,500

Total	$1,093,500

*	All fees and expenses will be paid by us. All fees and expenses are estimated.

**	Deferred in accordance with Rules 456(b) and 457(r) of the Securities Act of 1933.

Item 15.  Indemnification of Directors and Officers.

The Texas Business Corporation Act and the Virginia Stock Corporation Act permit, and in some cases require, corporations to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses under certain circumstances. Article IX of our Amended and Restated Articles of Incorporation and Article IX of our Amended and Restated Bylaws provide for indemnification of judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses and the advance payment or reimbursement of such reasonable expenses to directors and officers to the fullest extent permitted by law.

As authorized by Article 2.02-1 of the Texas Business Corporation Act, and Section 13.1-697 of the Virginia Stock Corporation Act, each of our directors and officers may be indemnified by us against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with the defense or settlement of any threatened, pending or completed legal proceedings in which he is involved by reason of the fact that he is or was a director or officer of ours if he acted in good faith and in a manner that he reasonably believed to be in or not opposed to our best interests, and, with respect to any criminal action or proceeding, if he had no reasonable cause to believe that his conduct was unlawful. In each case, such indemnity shall be to the fullest extent authorized by the Texas Business Corporation Act and the Virginia Stock Corporation Act. If the director or officer is found liable to us, or received an improper personal benefit from us, whether or not involving action in his official capacity, then indemnification will not be made.

Article X of our Amended and Restated Articles of Incorporation provides that no director shall be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duty as a director except for liability

•	for any breach of duty of loyalty to us or our shareholders,

•	for an act or omission not in good faith or which involves intentional misconduct or a knowing violation of law,

•	for a transaction from which the director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office,

•	for an act or omission for which the liability of a director is expressly provided by statute, or

•	for an act related to an unlawful stock repurchase or payment of a dividend.

In addition, Article IX of our Amended and Restated Articles of Incorporation and Article IX of our Amended and Restated Bylaws require us to indemnify to the fullest extent authorized by law any person made or threatened to be made party to any action, suit or proceeding, whether criminal, civil, administrative, arbitrative or investigative, by reason of the fact that such person is or was a director or officer of ours or, while a director or officer, serves or served at our request as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of any other enterprise.

We maintain an officers’ and directors’ liability insurance policy insuring officers and directors against certain liabilities, including liabilities under the Securities Act of 1933. The effect of such policy is to indemnify such officers and directors against losses incurred by them while acting in such capacities.

Item 16.	Exhibits.

See the Exhibit Index attached to this registration statement and incorporated herein by reference.

Item 17.  Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act of 1933 to any purchaser:

(i) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for purposes of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the undersigned registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Trust Indenture Act.

Signatures And Powers Of Attorney

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 4, 2006.

ATMOS ENERGY CORPORATION

By:	/s/ JOHN P. REDDY
John P. Reddy, Senior Vice
President and Chief Financial Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Robert W. Best and John P. Reddy, or either of them acting alone or together, as his true and lawful attorney-in-fact and agent, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, including post-effective amendments, (and any additional registration statement related thereto permitted by under the Securities Act of 1933 (and any and all amendments, thereto, including post-effective amendments) and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ROBERT W. BEST Robert W. Best	Chairman, President and Chief Executive Officer (Principal Executive Officer)	December 4, 2006

/s/ JOHN P. REDDY John P. Reddy	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	December 4, 2006

/s/ F.E. MEISENHEIMER F.E. Meisenheimer	Vice President and Controller (Principal Accounting Officer)	December 4, 2006

/s/ TRAVIS W. BAIN II Travis W. Bain II	Director	December 4, 2006

/s/ DAN BUSBEE Dan Busbee	Director	December 4, 2006

/s/ RICHARD W. CARDIN Richard W. Cardin	Director	December 4, 2006

Signature	Title	Date

/s/ THOMAS J. GARLAND Thomas J. Garland	Director	December 4, 2006

/s/ RICHARD K. GORDON Richard K. Gordon	Director	December 4, 2006

/s/ GENE C. KOONCE Gene C. Koonce	Director	December 4, 2006

/s/ THOMAS C. MEREDITH Thomas C. Meredith	Director	December 4, 2006

/s/ PHILLIP E. NICHOL Phillip E. Nichol	Director	December 4, 2006

/s/ NANCY K. QUINN Nancy K. Quinn	Director	December 4, 2006

/s/ STEPHEN R. SPRINGER Stephen R. Springer	Director	December 4, 2006

/s/ CHARLES K. VAUGHAN Charles K. Vaughan	Director	December 4, 2006

/s/ RICHARD WARE II Richard Ware II	Director	December 4, 2006

EXHIBIT INDEX

Exhibit		Page or
Number	Description	Incorporation by Reference to

1.1**	Underwriting Agreement
2.1	Agreement and Plan of Merger and Reorganization dated as of September 21, 2001, by and among Atmos Energy Corporation, Mississippi Valley Gas Company and the Shareholders named therein	Exhibit 2.2 to Form 10-K for the year ended September 30, 2001 (File No. 1-10042)
2.2(a)	Agreement and Plan of Merger by and between TXU Gas Company and LSG Acquisition Corporation dated June 17, 2004	Exhibit 2.1 to Form 8-K dated June 17, 2004 (File No. 1-10042)
2.2(b)	Amendment No. 1 to Merger Agreement dated as of September 30, 2004, by and between LSG Acquisition Corporation and TXU Gas Company LP	Exhibit 2.1 to Form 8-K dated September 30, 2004 (File No. 1-10042)
4.1	Amended and Restated Articles of Incorporation of Atmos Energy Corporation (as of February 9, 2005)	Exhibit 3(I) to Form 10-Q dated March 31, 2005 (File No. 1-10042)
4.2	Amended and Restated Bylaws of Atmos Energy Corporation (as of August 13, 2003)	Exhibit 4.2 to Form S-3 dated August 31, 2004 (File No. 333-118706)
4.3	Specimen Common Stock Certificate (Atmos Energy Corporation)	Exhibit (4) (b) to Form 10-K for fiscal year ended September 30, 1988 (File No. 1-10042)
4.4(a)	Rights Agreement, dated as of November 12, 1997, between Atmos Energy Corporation and BankBoston, N.A., as Rights Agent	Exhibit 4.1 to Form 8-K dated November 12, 1997 (File No. 1-10042)
4.4(b)	First Amendment to Rights Agreement dated as of August 11, 1999, between Atmos Energy Corporation and BankBoston, N.A., as Rights Agent	Exhibit 2 to Form 8-A, Amendment No. 1, dated August 12, 1999 (File No. 1-10042)
4.4(c)	Second Amendment to Rights Agreement dated as of February 13, 2002, between Atmos Energy Corporation and EquiServe Trust Company, N.A., f/k/a BankBoston, N.A. as Rights Agent	Exhibit 4 to Form 10-Q for quarter ended December 31, 2001 (File No. 1-10042)
4.5	Standstill Agreement, dated as of December 3, 2002, by and among Atmos Energy Corporation and the Shareholders of Mississippi Valley Gas Company	Exhibit 99.3 to Form 8-K/A, dated December 3, 2002 (File No. 1-10042)
4.6*	Form of Indenture for Debt Securities
4.7	Indenture of Mortgage, dated as of July 15, 1959, from United Cities Gas Company to First Trust of Illinois, National Association, and M.J. Kruger, as Trustees, as amended and supplemented through December 1, 1992 (the Indenture of Mortgage through the 20th Supplemental Indenture)	Exhibit to Registration Statement of United Cities Gas Company on Form S-3 (File No. 33-56983)
4.8(a)	Uncommitted Second Amended and Restated Credit Agreement, dated to be effective March 30, 2005, among Atmos Energy Marketing, LLC, Fortis Capital Corp., BNP Paribas and the other financial institutions which may become parties thereto	Exhibit 10.1 to Form 8-K dated March 30, 2005 (File No. 1-10042)

Exhibit		Page or
Number	Description	Incorporation by Reference to

4.8(b)	First Amendment, dated as of November 28, 2005, to the Uncommitted Second Amended and Restated Credit Agreement, dated to be effective March 30, 2005, among Atmos Energy Marketing, LLC, Fortis Capital Corp., BNP Paribas, Société Générale, and the other financial institutions which may become parties thereto	Exhibit 10.1 to Form 8-K dated November 28, 2005 (File No. 1-10042)
4.8(c)	Second Amendment, dated as of March 31, 2006, to the Uncommitted Second Amended and Restated Credit Agreement, dated to be effective March 30, 2005, among Atmos Energy Marketing, LLC, Fortis Capital Corp., BNP Paribas, Société Générale and the other financial institutions which may become parties thereto	Exhibit 10.1 to Form 8-K dated March 31, 2006 (File No. 1-10042)
5.1*	Opinion of Gibson, Dunn & Crutcher LLP, Dallas, Texas, as to the validity of the securities being registered
5.2*	Opinion of Hunton & Williams LLP, Richmond, Virginia, as to the validity of the securities being registered
12	Computation of ratio of earnings to fixed charges	Exhibit 12 to Form 10-K for the year ended September 30, 2006 (File No. 1-10042)
23.1	Consent of Gibson, Dunn & Crutcher LLP, Dallas, Texas	See Exhibit 5.1 of this Registration Statement
23.2	Consent of Hunton & Williams LLP, Richmond, Virginia	See Exhibit 5.2 of this Registration Statement
23.3*	Consent of Ernst & Young LLP
24	Power of Attorney	See signature pages of this Registration Statement
25**	Statement of eligibility of trustee for debt securities on Form T-1

*	Filed herewith

**	To be filed by amendment hereto, pursuant to a Current Report on Form 8-K to be incorporated herein by reference or otherwise filed with the SEC.